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                                                                    EXHIBIT 10.6

                                 AMENDMENT NO. 9
                                       TO
            IN FOCUS SYSTEMS, INC. 1988 COMBINATION STOCK OPTION PLAN


  Section 2 of the In Focus Systems, 1988 Combination Stock Option Plan, as previously amended on June 17, 1991, is hereby deleted in its entirety and the following new Section 2 is substituted in lieu thereof:

"2.  ADMINISTRATION OF THE PLAN.

     A. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board. The Board or the committee, if appointed, will be referred to in this Plan as the "Administrative Committee." When selecting the membership of any committee which will grant options to any persons subject or likely to become subject to Section 16 under the Exchange Act, the Board shall consider the provisions regarding (a) "outside directors," as contemplated by Section 162(m) of the Code, and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees, subject to such limitations as the Board deems appropriate. If more than one committee is appointed, references to the Administrative Committee shall mean the committee which has authority to administer options to the class of employees in question. Committee members shall serve for such term as the Board may determine subject to removal by the Board at any time.

     B. AUTHORITY OF ADMINISTRATIVE COMMITTEE. The Administrative Committee shall have the authority (a) to administer the Plan in accordance with its express terms; (b) to determine all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the value of the Common Stock; (c) to correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan; (d) to prescribe, amend and rescind rules and regulations relating to the administration of the Plan; (e) to determine the duration and purposes of leaves of absence which may be granted to participants without constituting a termination of employment for purposes of the Plan; (f) to select those employees, directors and consultants to whom Options shall be granted; (g) to determine whether the Company shall grant ISOs or Non-Qualified Stock Options, the terms and provisions of the respective option agreements to be entered into with such persons (which need not be identical with the terms of any other such agreement and which may include, without limitation, provisions granting to one or more officers of the Company, a proxy covering the shares acquired by the Optionee upon exercise of one or more Options), when such Options shall be granted, and the number of shares of Common Stock subject to each Option; and
(h) to make all other determinations necessary or advisable for administration of the Plan. Exercise of the foregoing authority by the Administrative Committee shall be consistent with the intent that the ISOs issued under the Plan be qualified under the terms of Section 422 of the Code, and that the Non-Qualified Stock Options shall not be so qualified. All determinations made by the Administrative Committee in good faith on matters referred to in this Paragraph 2 B shall be final, conclusive and binding upon all persons. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan."